Exhibit 99.1

DENDA ASSOCIATES TO REPRESENT VIASPACE IN JAPAN

PASADENA, CA — November 6, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, today announced that Denda Associates has been retained to represent VIASPACE in Japan. Denda Associates, with offices in Tokyo, provides consulting and business development expertise for foreign companies seeking to expand into the Japanese market. Denda Associates Co. Ltd. was founded by Mr. Nobuyuki (“Norm”) Denda, who serves as its CEO. Previously Mr. Denda was with Intel Japan Corp. since 1971, serving as Marketing & Sales Director, Vice President of Intel US, President of Intel Japan, and then CEO and Chairman from 1997-2001. He also serves on the Board of Directors of VIASPACE Inc.

“Mr. Denda and his staff will introduce VIASPACE and its fuel cell and security subsidiaries to industry decision makers in Japan,” stated VIASPACE CEO, Dr. Carl Kukkonen. “Denda Associates has the experience and proven track record of facilitating the introduction and market acceptance of US companies’ products into the Japanese market.”

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.